Exhibit 99.1

                   Yum! Brands Inc. Reports 2005 First-Quarter
     Earnings Per Share of $0.53 Prior to Special Items, an Increase of 14%

    Business Editors
    MULTIMEDIA AVAILABLE:
    http://www.businesswire.com/cgi-bin/mmg.cgi?eid=4868817

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 20, 2005--Yum! Brands Inc. (NYSE: YUM):

    -- Confirms full-year 2005 EPS estimate of at least $2.60 or 10% growth.

    -- Reports estimated Period 4 International Division system sales increased 12% in U.S. dollar terms or 7% prior to foreign currency conversion.

    -- Reports estimated Period 4 China Division system sales increased 11% in U.S. dollar terms or 10% prior to foreign currency conversion.

    -- Reports estimated Period 4 U.S. blended same-store sales at company restaurants increased 4% (Taco Bell, +5%; Pizza Hut, +4%; KFC, +4%).

    Yum! Brands Inc. today reported results for the first-quarter ended March 19, 2005.
    The following are key points relative to the company's current first-quarter and year-over-year performance:

    -- Total International Division operating profit increased 8% or 4% prior to foreign currency conversion.

    -- International Division system restaurants in operation at quarter's end grew by 3% led by growth of 7% in the U.K. and 5% in international franchise-only businesses.

    --  Total China Division operating profit increased 25%.

    -- Total China Division system restaurants in operation at quarter's end expanded by 20%.

    --  U.S. multibrand restaurants in operation expanded by 23%.

    --  Systemwide U.S. same-store sales increased 3%.

    -- U.S. restaurant margin declined by 0.7 percentage points as expected, primarily due to significantly higher commodity costs, resulting in a 6% decline in U.S. operating profit.



Consolidated Financial Highlights

                                               First Quarter
                                      --------------------------------
                                        2005       2004      % Change
                                      ---------  ---------  ----------
System Restaurants                      31,366     30,886        +2%
Worldwide System Same-Store-Sales
 Growth                                     +3%        +3%
Revenues (million)                      $2,054     $1,970        +4%
EPS Prior to Special Items               $0.53      $0.47       +14%
Special Items EPS                          $(0)        $0
Reported EPS                             $0.53      $0.47       +13%


    David C. Novak, Chairman and CEO, said: "I am pleased to report a strong start to 2005 with first-quarter EPS growth of 14%. Importantly, our entire portfolio, including China, International and U.S. divisions, had robust sales growth for the quarter. We are especially pleased with our U.S. same-store-sales growth of +4%, including the continued turnaround of KFC with now its fifth consecutive period of positive same-store sales in the United States.
    "Given the underlying strength of the Yum! portfolio, we expect to once again deliver against our annual target of at least 10% growth in EPS for 2005. This growth will be delivered in spite of a significant short-term KFC sales issue for the second quarter in mainland China. This is related to adverse publicity associated with an isolated ingredient issue that has been resolved. We are aggressively taking every measure to rebuild sales in China and are confident sales will rebound. We expect this short-term China KFC sales issue to be counter balanced by a number of factors including strong sales performance in our International Division and each of our three leading U.S. brands:
Taco Bell, Pizza Hut and KFC.
    "We remain confident that our long-term, new-restaurant growth opportunity in China is as strong as ever. In fact, we just opened our 111th new restaurant for 2005 last week, and we expect to open at least 375 new restaurants in our China Division for the full year. KFC and Pizza Hut are by far and away the leading brands in two popular categories.
    "In summary, we expect to deliver at least 10% EPS growth for the fourth straight year based on the diversified strength of our unique global portfolio and continued execution of our four key strategies: building dominant restaurant brands in China; driving profitable international expansion; improving restaurant operations and multibranding category-leading brands."



INTERNATIONAL DIVISION

                                        First Quarter
                        ----------------------------------------------
                                                        Incr/(Decr)
                                                    ------------------
                             2005         2004      Reported  Excl F/x
                        ----------------------------------------------
Financial Measures
Revenues ($ million)         $484         $485        Even       (4)%
Operating Profit
 ($ million)                  $94          $88         +8%        +4%
----------------------------------------------------------------------
Operating Metrics
Est. System-Sales Growth                              +11%        +7%
System Restaurants         10,933       10,604          3%        NM

Note: These results exclude the China Division.



    A key growth driver for this business segment is continued new-restaurant openings across an array of international markets and leveraging the substantial infrastructure in place around the world.
    In the first quarter, continued new-restaurant expansion of our key international brands -- KFC and Pizza Hut -- and positive system same-store-sales growth drove International Division system-sales and operating-profit growth. New restaurants opened in the quarter totaled 101 across more than 30 different countries and territories. Total new-restaurant openings for the full year are expected to be at least 725.
    First-quarter revenue, excluding the impact of refranchising the Puerto Rico market in last year's fourth quarter, was up 8%. With this market now included among our franchise businesses, reported revenues were essentially even with last year.
    First-quarter International Division system-sales growth prior to foreign currency conversion was 7%. Overall, system restaurants in operation grew 3%. In the U.K., a key market, system sales increased 6% in local currency terms driven primarily by 7% growth in KFC and Pizza Hut system restaurants in operation. The company's international franchise-only markets had 10% growth in system sales prior to currency conversion and 5% growth in system restaurants in operation. The restaurants in these markets represent 42% of International Division system restaurants. Other major markets contributing significantly to overall system-sales growth prior to foreign currency conversion included Mexico and Japan.
    For the first quarter, restaurant margin as a percentage of sales decreased 0.3 percentage points. The decrease was primarily driven by the impact from a decline in same-store sales in the South Korea market and the refranchising of the Puerto Rico market last year, which was partially offset by substantially stronger performance in Mexico. For the full year, restaurant margin is expected to increase slightly versus 2004 driven primarily by strong business performance in Mexico.
    For the first quarter, excluding the refranchising of the Puerto Rico market, operating profit would have grown 9% prior to foreign currency conversion.
    Overall, for the first quarter, foreign currency conversion added $4 million to operating profit.


CHINA DIVISION

                                          First Quarter
                      ------------------------------------------------
                                                        Incr/(Decr)
                                                    ------------------
                             2005         2004      Reported  Excl F/x
                      ------------------------------------------------
Financial Measures
Revenues ($ million)         $235         $188          +25%     +25%
Operating Profit
 ($ million)                  $53          $42          +25%     +25%
----------------------------------------------------------------------
Operating Metrics
Est. System-Sales
 Growth                                                 +20%     +20%
System Restaurants           2,023        1,682         +20%      NM

Note: The China Division includes mainland China, Thailand, and
KFC Taiwan. Please refer to "Notes and Definitions" at the end of this release for explanation of estimated system-sales growth.



    A key growth driver for the China Division is rapid new-restaurant expansion of multiple Yum! restaurant brands.
    In the first-quarter, continued expansion of KFC in mainland China and positive system same-store-sales growth drove revenue, system sales and operating profit growth.
    China Division first-quarter system-sales growth was 20%. Overall, system restaurants in operation grew 20%, a significant contributor to this performance. During the first quarter, a total of 100 new restaurants opened, including 84 KFCs, 14 Pizza Huts, 1 Pizza Hut Home Delivery Unit and 1 Taco Bell Grande. The 100 new restaurants opened included 74% company, 24% joint venture and 2% franchise restaurants.
    First-quarter restaurant margin increased 0.9 percentage points versus the prior year, driven by positive same-store-sales growth.



UNITED STATES BUSINESS
                                           First Quarter
                              ----------------------------------------
                                       2005          2004  Incr/(Decr)
                              ----------------------------------------
Financial Measures
Revenues ($ million)                 $1,335        $1,297       +3%
Operating Profit ($ million)           $162          $172      (6)%
----------------------------------------------------------------------
Operating Metrics
System Restaurants                   18,410        18,600      (1)%
Systemwide Same-Store-Sales
 Growth                                  +3%           +4%      NM


    A key growth driver for this business segment is same-store-sales growth.
    In the first quarter, the primary drivers of revenue growth were higher same-store sales and continued development of new, higher-volume restaurants, which, on average, more than offset reduced revenues associated with the closure of lower-volume restaurants. Opening new restaurants with higher volumes than those restaurants that were closed contributed 1 percentage point of revenue growth.
    Operating profit for the first quarter declined by 6%, primarily due to higher commodity costs.
    Higher commodity (mainly meats and cheese) costs adversely impacted restaurant margin by 2.0 percentage points or $22 million. Other favorable factors such as same-store-sales growth partially offset this impact. Overall, U.S. restaurant margin decreased 0.7 percentage points versus the prior year.



WORLDWIDE NEW-RESTAURANT DEVELOPMENT


System New-Restaurant Openings           First Quarter
                                       ------------------
Worldwide                                     288
Key Markets
 Mainland China                               113
 International Franchise-Only
  Businesses                                   69
 United States                                 68
 U.K.                                          11
 Australia/New Zealand                         10



    New-restaurant development of our brands around the world is a key factor in year-to-year earnings growth for the company overall.
    For the International Division franchise-only businesses, new-restaurant growth continued across all regions; year-over-year restaurant growth occurred in Asia, +6%; southern Africa, +6%; the Middle East, +5%; and Caribbean/Latin America, +3%.
    In the U.S. market, the majority of new-restaurant openings were KFC and Pizza Hut restaurants. Over 72% of the U.S. new-restaurant openings were franchised.
    This discussion excludes changes in license-unit locations, which are expected to have no material impact on the company's overall profit performance in 2005. License locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRANDING EXPANSION


                                              First Quarter
Multibrand Restaurants in Operation   2005    2004     Incr/(Decr)
                                     ------  ------  ---------------
U.S. Systemwide                      2,726   2,221        +23%
   % U.S. System Restaurants            15%     12%       +3 ppts


    In the first quarter, 104 multibrand restaurants were added in the United States, bringing the total to 2,726 multibrand restaurants in operation. Of the 104 U.S. multibrand additions, 67% were conversions of existing single-brand restaurants, 21% were new-restaurant openings and 12% were relocations -- building a completely new multibrand restaurant in place of an older single-brand restaurant nearby. More than 45% of the 2,726 U.S. multibrand restaurants in operation at the end of the first quarter were franchised.
    For the full-year 2005, the company expects the U.S. system to add at least 550 multibrand restaurant locations, including more than 300 Pizza Hut and WingStreet combinations and more than 100 with Long John Silver's in combination with either Taco Bell, KFC or A&W brands.


FRANCHISE GROWTH AND FEES

                                                    First
                                                    Quarter
                                                 ------------
Franchise Net New-Restaurant Growth                       +1%
Total Franchise Fees ($ million)                        $244
   Growth Vs. 2004                                        +9%


    For the first quarter, favorable foreign currency conversion added 1 percentage point of franchise-fee growth. Excluding this factor, franchise fees increased 8%. This growth was primarily driven by worldwide franchise same-store-sales growth of 4%, net new-restaurant development and refranchising.
    Worldwide franchise fees were generated primarily in the United States (56%) and the International Division (41%). The China Division contributed the remaining 3% to worldwide franchise fees. The company has more than 2,400 worldwide franchise partners including more than 1,800 in the United States, nearly 600 in the International Division and 29 in the China Division.

    CASH-FLOW

    In the first quarter, the company generated $255 million in net cash provided by operating activities, invested capital of $94 million and repurchased $116 million of its own shares. As expected, additional cash was generated from employee stock-option proceeds. There were no material refranchising activities in the first quarter.

    SECOND-QUARTER 2005 OUTLOOK

    The company confirms its prior EPS forecast of $0.56 for the second quarter prior to any special items. A number of factors are expected to impact the quarter's results:

    -- Continued strong sales performance in the United States and International Division, lessening U.S. commodity-cost pressure and slightly lower facility actions expense versus last year.

    -- An operating profit decline for the quarter in the China Division as a result of the isolated supplier ingredient issue experienced in late March, which has adversely impacted sales performance of our mainland China KFC restaurants. Sales in our mainland China Pizza Hut restaurants were not impacted. Based on currently available information, the company expects this impact to be short term and sales to recover late in the second quarter or during the third quarter. Period 5 (April) China Division system sales are expected to decline by 5%. We currently expect this will result in China Division's operating profit levels being approximately $20 million to $25 million below our previous expectation. Updates will be provided if there is a material change from these expectations.

    Additionally, there is a strong possibility of an IPO of our Poland/Czech Republic joint venture. The joint-venture team has been working on this possible transaction for a number of months, and this transaction could occur in the next 10 days. This transaction would generate a one-time gain of at least $15 million. As with all other joint-venture income, this would be recorded in the "Other Income" line. Assuming this IPO does occur, the company anticipates the possibility of additional facility actions in the second quarter and balance of the year, which would increase facility actions expense.

    FULL-YEAR OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of four key strategies: (1) build dominant restaurant brands in China, (2) profitable international expansion, (3) run great restaurants and (4) develop and expand multibranding.
    Based on solid first-quarter results and information currently available, the company expects full-year EPS of at least $2.60 prior to special items. As noted earlier in the release, we expect China Division's second-quarter operating profit will be impacted by $20 to $25 million. We will provide an update on China Division's full-year guidance in our next quarterly release and, as always, continue to update shareholders each four-week period on current sales trends worldwide.
    The company believes that the projected factors contributing to the company's annual 2005 full-year EPS of $2.60 prior to special items guidance, which were originally published in the company's December 2, 2004, press release, remain reasonable with the following updated factors:

    -- Capital spending for full-year 2005 is now expected to total $720 million versus the original forecast of $780 million.

    -- The company saw a benefit of $4 million from foreign currency conversion on operating profit in the first quarter and expect to see the same in the second quarter. We will update shareholders on the possible impact on third- and fourth-quarter results in the second-quarter 2005 earnings release.

    -- Slightly lower facility action expense versus prior forecast of $50 to $55 million.

    -- Tax rate for full year in a range of 28% to 29% versus original forecast of 28% to 30%


                                             Annual Outlook
                                    Forecast    Actual
                                      2005       2004      Incr/(Decr)
                                   ----------  ---------  ------------
EPS prior to Special Items             $2.60      $2.36         +10%
Special Items EPS                      $0.00      $0.06          NM
Reported EPS                           $2.60      $2.42          +7%


PERIOD 4 SALES

INTERNATIONAL DIVISION SYSTEM-SALES GROWTH (Estimated)

                   2005                2005                  2004
            Reported (U.S. $)     Local Currency        Local Currency
            ------------------  ------------------    ----------------
Period 4           +12%                 +7%                   +5%


Note: These results exclude the China Division.

The company's annual target growth rate for International Division system sales is at least +5% prior to foreign currency conversion.

CHINA DIVISION SYSTEM-SALES GROWTH (Estimated)

                   2005                2005                  2004
            Reported (U.S. $)     Local Currency        Local Currency
            ------------------  ------------------    ----------------
Period 4           +11%                +10%                  +13%


Note: The China Division includes mainland China, Thailand, and
KFC Taiwan. For the purpose of this sales release, like calendar months have been compared: March 2005 vs. March 2004.


    As previously reported in the company's release dated March 24, 2005, sales at KFC restaurants in mainland China were adversely impacted by an isolated issue with a seasoning supplier, but sales in our mainland China Pizza Hut restaurants were not impacted. An ingredient was included in a limited number of products that necessitated temporarily withdrawing those products from restaurants in that market. This supplier issue has been resolved, and the products have been returned to the menu. Due to the interruption of product offerings and adverse publicity, sales were negatively impacted during the last two weeks of Period 4; however, the most significant decline in sales occurred the last week of Period 4, which ended March 31, 2005. We expect continued impact on sales results during Period 5 and Period 6, the remainder of the second quarter. Period 5 system sales are expected to be down about 5% from prior year. Based on currently available information, the company expects this impact to be short term and sales to recover late in the second quarter or during the third quarter. Updates will be provided if there is a material change from these expectations.
    The company's annual target growth rate for China Division system sales is at least +22% prior to foreign currency conversion.



U.S. COMPANY SAME-STORE-SALES GROWTH (Estimated)

                    Period 4, 2005      Period 4, 2004
                  ------------------  ------------------
U.S. BLENDED               +4%                 +1%
Taco Bell                  +5%                 +6%
Pizza Hut                  +4%                 +3%
KFC                        +4%                (7)%


The company's annual target growth rate for U.S. same-store sales is +1% to +2%.

2005 Period 4 End Dates
-------------------------------------
International Division     3/21/2005
China Division             3/31/2005
U.S. Business              4/16/2005


    CONFERENCE CALL

    Yum! Brands Inc. will hold a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Thursday, April 21, 2005.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Thursday, April 21, at 12:15 p.m. EDT through Friday, May 6, at midnight EDT. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 4666768.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' Web site: www.yum.com and selecting "1st Quarter Earnings Webcast."

    NOTES & DEFINITIONS FOR TERMS USED THROUGHOUT THIS DOCUMENT

    China Division system-sales growth explanation:

    Estimated system-sales growth differs from the 26% reported in the Period 3 sales release, which compared like calendar months. For 2005, we have moved forward the mainland China business reporting calendar one month to more closely align the timing of reporting that business's results of operations with our U.S. business.

    Notes:

    Sales results for Period 5 (the four-week period ending May 14,
2005) are scheduled to be released May 18, 2005, before market hours. Sales and profit information included in the release is rounded to the nearest million; however, percentage-point change calculations are based on numbers that are not rounded.

    Definitions:

    Excl F/x represents the percentage change excluding the impact of foreign currency translation. These amounts are calculated by translating current-year results at prior-year average exchange rates. We believe elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

    Franchise Fees include fees from unconsolidated affiliates (joint ventures) and franchise and license restaurants. Fees include ongoing royalty and license fees, initial fees for new restaurants and contract-renewal fees.

    Franchise Restaurants include unconsolidated affiliates (joint ventures) and franchise restaurants and exclude license restaurants.

    Franchise Net New-Restaurant Growth is the year-over-year total of franchise restaurant and unconsolidated affiliates (JV) openings less franchise restaurant and unconsolidated affiliates (JV) closings divided by the prior year's franchise and unconsolidated affiliates
(JV) restaurant total.

    New-Restaurant Openings include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants and exclude license restaurants.

    Special Items include AmeriServe and other charges (credits) and Wrench litigation.

    System Restaurants include unconsolidated affiliates (joint ventures), company-owned and franchise restaurants but exclude license restaurants.

    System-Sales Growth includes the results of all restaurants regardless of ownership including unconsolidated affiliates, company-owned, franchise and license restaurants. Sales of unconsolidated affiliates (joint ventures), franchise and license restaurants generate franchise and license fees for the company (typically at a rate of 4% to 6% of sales). Unconsolidated affiliates (joint ventures), franchise and license restaurant sales are not included in company sales we present on the Condensed Consolidated Statements of Income; however, the franchise fees previously defined are included in the company's revenues. We believe system-sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all our revenue drivers, company and franchise same-store sales as well as new-restaurant development.

    System Same-Store-Sales Growth is the estimated growth in sales of all restaurants that have been open one year or more regardless of ownership including unconsolidated affiliates (joint ventures), company-owned, franchise and license restaurants.

    Systemwide U.S. Same-Store Sales include all company, franchise and license restaurants that have been open one year or more. U.S. same-store sales include KFC, Pizza Hut, Taco Bell, Long John Silver's and A&W restaurants.

    U.S. Same-Store Sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S.
same-store sales for Long John Silver's and A&W restaurants are not included.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands -- KFC, Pizza Hut, Taco Bell and Long John Silver's -- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,900 multibrand restaurants. Outside the United States in 2004, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past two years, the company has been recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity."



Analysts are invited to contact
        Tim Jerzyk, Vice President Investor Relations, at 888/298-6986 Quan Nghe, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact
        Amy Sherwood, Vice President Public Relations, at 502/874-8200


                           Yum! Brands, Inc.
                    Consolidated Summary of Results
            (amounts in millions, except per share amounts)

                                                Quarter      % Change
                                           -----------------
                                           3/19/05  3/20/04    B/(W)
                                           -------- -------- ---------

Total revenues                              $2,054   $1,970       4

Costs and expenses
Company restaurant expenses                  1,548    1,491      (4)
General and administrative expenses            237      237       -
Franchise and license expenses                   8        2      NM
Facility actions                                11        9      NM
Other (income) expense                         (14)     (12)     27
Wrench litigation (income) expense               -        -       -
AmeriServe and other charges (credits)           -        -       -
                                           -------- --------
Total costs and expenses                     1,790    1,727      (4)
                                           -------- --------
Operating profit                               264      243       8
Interest expense, net                           28       35      19
                                           -------- --------
Income before income taxes                     236      208      13
Income tax provision                            75       66     (12)
                                           -------- --------
Net income                                    $161     $142      13
                                           ======== ========

Basic EPS Data
--------------
   EPS                                       $0.55    $0.49      13
                                           ======== ========
   Average shares outstanding                  291      291       -
                                           ======== ========
Diluted EPS Data
----------------
   EPS                                       $0.53    $0.47      13
                                           ======== ========
   Average shares outstanding                  305      305       -
                                           ======== ========

Dividends declared per common share          $0.10       $-      NM
                                           ======== ========


See accompanying notes.

Wrench litigation and AmeriServe and other charges (credits) have been summed and referred to as "Special Items" throughout this press release. See further discussion in the accompanying notes.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)

                                             Quarter         % Change
                                        -----------------
                                        3/19/05  3/20/04       B/(W)
                                        -------- -------- ------------

Company sales                            $1,810   $1,747         4
Franchise and license fees                  244      223         9
                                        -------- --------
   Revenues                               2,054    1,970         4
                                        -------- --------

Company restaurant expenses
   Food and paper                           574      540        (6)
   Payroll and employee benefits            483      480        (1)
   Occupancy and other operating
    expenses                                491      471        (4)
                                        -------- --------
                                          1,548    1,491        (4)
General and administrative expenses         237      237         -
Franchise and license expenses                8        2         NM
Facility actions                             11        9         NM
Other (income) expense                      (14)     (12)       27
                                        -------- --------
                                          1,790    1,727        (4)
                                        -------- --------
Operating profit before special items       264      243         8
Interest expense, net                        28       35        19
Income tax provision                         75       66       (12)
                                        -------- --------
Earnings before special items              $161     $142        13
                                        ======== ========

Tax rate before special items              31.6%    31.8%   0.2 ppts.
                                        ======== ========

Diluted EPS before special items          $0.53    $0.47        14
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             31.7     30.9   (0.8) ppts.
Payroll and employee benefits              26.7     27.5    0.8 ppts.
Occupancy and other operating expenses     27.1     26.9   (0.2) ppts.
                                        -------- --------
Restaurant margin                          14.5%    14.7%  (0.2) ppts.
                                        ======== ========

Reconciliation of Segment Operating
 Profit to Reported Operating Profit
------------------------------------
U.S. operating profit                      $162     $172        (6)
International Division operating profit      94       88         8
China Division operating profit              53       42        25
Unallocated and corporate expenses          (42)     (48)       11
Unallocated other income (expense)           (1)      (3)       NM
Unallocated facility actions                 (2)      (8)       NM
                                        -------- --------
Operating profit before special items       264      243         8
Wrench litigation (income) expense            -        -         -
AmeriServe and other (charges) credits        -        -         -
                                        -------- --------
Reported operating profit                  $264     $243         8
                                        ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                                             Quarter       % Change
                                        -----------------
                                        3/19/05  3/20/04     B/(W)
                                        -------- -------- ------------

Company sales                            $1,199   $1,166         3
Franchise and license fees                  136      131         3
                                        -------- --------
   Revenues                               1,335    1,297         3
                                        -------- --------

Company restaurant expenses
   Food and paper                           363      333        (9)
   Payroll and employee benefits            365      366         -
   Occupancy and other operating
    expenses                                311      304        (2)
                                        -------- --------
                                          1,039    1,003        (4)
General and administrative expenses         120      120         -
Franchise and license expenses                6        1        NM
Facility actions                              8        1        NM
                                        -------- --------
                                          1,173    1,125        (4)
                                        -------- --------
Operating profit                           $162     $172        (6)
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             30.3     28.6   (1.7) ppts.
Payroll and employee benefits              30.5     31.4    0.9 ppts.
Occupancy and other operating expenses     25.9     26.0    0.1 ppts.
                                        -------- --------
Restaurant margin                          13.3%    14.0%  (0.7) ppts.
                                        ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
               INTERNATIONAL DIVISION Operating Results
                         (amounts in millions)


                                             Quarter         % Change
                                        -----------------
                                        3/19/05  3/20/04       B/(W)
                                        -------- -------- ------------

Company sales                              $384     $400        (4)
Franchise and license fees                  100       85        17
                                        -------- --------
   Revenues                                 484      485         -
                                        -------- --------

Company restaurant expenses
   Food and paper                           128      138         7
   Payroll and employee benefits             91       94         4
   Occupancy and other operating
    expenses                                115      115         -
                                        -------- --------
                                            334      347         4
General and administrative expenses          62       59        (6)
Franchise and license expenses                2        1       (11)
Facility actions                              1        -        NM
Other (income) expense                       (9)     (10)        8
                                        -------- --------
                                            390      397         2
                                        -------- --------
Operating profit                            $94      $88         8
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             33.2     34.3    1.1 ppts.
Payroll and employee benefits              23.8     23.6   (0.2) ppts.
Occupancy and other operating expenses     30.0     28.8   (1.2) ppts.
                                        -------- --------
Restaurant margin                          13.0%    13.3%  (0.3) ppts.
                                        ======== ========

See accompanying notes.


                           Yum! Brands, Inc.
                   CHINA DIVISION Operating Results
                         (amounts in millions)

                                             Quarter         % Change
                                        -----------------
                                        3/19/05  3/20/04       B/(W)
                                        -------- -------- ------------

Company sales                              $227     $181        25
Franchise and license fees                    8        7        24
                                        -------- --------
   Revenues                                 235      188        25
                                        -------- --------

Company restaurant expenses
   Food and paper                            83       69       (20)
   Payroll and employee benefits             27       20       (38)
   Occupancy and other operating
    expenses                                 65       52       (24)
                                        -------- --------
                                            175      141       (24)
General and administrative expenses          13       10       (21)
Franchise and license expenses                -        -         -
Facility actions                              -        -         -
Other (income) expense                       (6)      (5)       (1)
                                        -------- --------
                                            182      146       (26)
                                        -------- --------
Operating profit                            $53      $42        25
                                        ======== ========

Company sales                             100.0%   100.0%
Food and paper                             36.6     38.2    1.6 ppts.
Payroll and employee benefits              11.9     10.8   (1.1) ppts.
Occupancy and other operating expenses     28.4     28.8    0.4 ppts.
                                        -------- --------
Restaurant margin                          23.1%    22.2%   0.9 ppts.
                                        ======== ========

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                  3/19/2005  12/25/04
                                                  ---------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $118       $62
Short-term investments                                   74        54
Accounts and notes receivable, less allowance:
 $24 in 2005 and $22 in 2004                            200       192
Inventories                                              81        76
Prepaid expenses and other current assets               149       142
Deferred income taxes                                   147       156
Advertising cooperative assets, restricted               76        65
                                                  ---------- ---------
   Total Current Assets                                 845       747
Property, plant and equipment, net                    3,433     3,439
Goodwill                                                553       553
Intangible assets, net                                  344       347
Investments in unconsolidated affiliates                208       194
Other assets                                            415       416
                                                  ---------- ---------
   Total Assets                                      $5,798    $5,696
                                                  ========== =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,184    $1,189
Income taxes payable                                    102       111
Short-term borrowings                                    16        11
Advertising cooperative liabilities                      76        65
                                                  ---------- ---------
   Total Current Liabilities                          1,378     1,376
Long-term debt                                        1,708     1,731
Other liabilities and deferred credits                1,004       994
                                                  ---------- ---------
   Total Liabilities                                  4,090     4,101
                                                  ---------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 291 shares and 290 shares issued in 2005 and
 2004, respectively                                     628       659
Retained earnings                                     1,205     1,067
Accumulated other comprehensive loss                   (125)     (131)
                                                  ---------- ---------
   Total Shareholders' Equity                         1,708     1,595
                                                  ---------- ---------
   Total Liabilities and Shareholders' Equity        $5,798    $5,696
                                                  ========== =========

See accompanying notes.


                           Yum! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                          Quarter
                                                     -----------------
                                                     3/19/05  3/20/04
                                                     -------- --------
Cash Flows - Operating Activities
Net income                                              $161     $142
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                           97       95
  Facility actions                                        11        9
  Other liabilities and deferred credits                  17      (10)
  Deferred income taxes                                   (5)       1
  Other non-cash charges and credits, net                  6        9
Changes in operating working capital, excluding
 effects of acquisitions and dispositions:
  Accounts and notes receivable                           (6)     (11)
  Inventories                                              -       (3)
  Prepaid expenses and other current assets               31      (16)
  Accounts payable and other current liabilities         (44)      (6)
  Income taxes payable                                   (13)     (21)
                                                     -------- --------
  Net change in operating working capital                (32)     (57)
                                                     -------- --------
Net Cash Provided by Operating Activities                255      189
                                                     -------- --------

Cash Flows - Investing Activities
Capital spending                                         (94)    (103)
Proceeds from refranchising of restaurants                 4        2
Acquisition of restaurants from franchisees                -       (4)
Short-term investments                                   (18)     (10)
Sales of property, plant and equipment                     3        9
Other, net                                                 -        3
                                                     -------- --------
Net Cash Used in Investing Activities                   (105)    (103)
                                                     -------- --------

Cash Flows - Financing Activities
Revolving Credit Facility activity, by original maturity
 Three months or less, net                                 3        -
Repayments of long-term debt                              (3)      (3)
Short-term borrowings-three months or less, net          (29)       7
Repurchase shares of common stock                       (116)    (216)
Employee stock option proceeds                            46       63
Dividends paid on common shares                          (29)       -
                                                     -------- --------
Net Cash Used in Financing Activities                   (128)    (149)
                                                     -------- --------
Effect of Exchange Rates on Cash and Cash Equivalents      -        -
                                                     -------- --------
Net Increase (Decrease) in Cash and Cash Equivalents 22 (63) Net Increase in Cash and Cash Equivalents of
 Mainland China for December 2004                         34        -
Cash and Cash Equivalents - Beginning of Period           62      192
                                                     -------- --------
Cash and Cash Equivalents - End of Period               $118     $129
                                                     ======== ========

See accompanying notes.


 Notes to the Consolidated Summary of Results, Condensed Consolidated
  Balance Sheets and Condensed Consolidated Statements of Cash Flows
            (amounts in millions, except per share amounts)

(a) Percentages may not recompute due to rounding.

(b) For the quarter ended March 19, 2005, we began reporting information for our international business in two separate operating segments as a result of changes to our management structure. The China Division includes mainland China ("China"), Thailand and KFC Taiwan, and the International Division includes the remainder of our international operations. While this reporting change did not impact our consolidated results, segment information for previous periods has been restated to be consistent with the current period presentation.

    For the quarter ended March 19, 2005, we also changed the China business reporting calendar to more closely align the timing of the reporting of its results of operations with our U.S. business. Previously our China business, like the rest of our international businesses, closed one month (or one period for certain of our international businesses) earlier than YUM's period end date to facilitate consolidated reporting. To maintain comparability of our consolidated results of operations, net income of the China business of $6 million for the one month period ended December 31, 2004 was recognized as an adjustment to consolidated retained earnings in the quarter ended March 19, 2005, as opposed to being recorded in our Consolidated Statement of Income. Our consolidated results of operations for the quarter ended March 19, 2005 include the results of operations of the China business for the months of January and February and the months to be included in future quarterly reporting periods will begin one month later than in previous years. Our consolidated results of operations for the quarter ended March 20, 2004 continue to include the results of operations of the China business for the months of December, 2003 and January, 2004 as previously reported.

(c) Franchisee sales represents the combined estimated sales of unconsolidated affiliate, franchise and license restaurants. Franchisee sales, which are not included in the Company sales we present on the Consolidated Statements of Income, generate franchise and license fees (typically at a rate of 4% to 6% of sales) that are included in the Company's revenues.


                                                Quarter      % Change
                                           -----------------
                                           3/19/05  3/20/04    B/(W)
                                           -------- -------- ---------
United States
   Company sales                            $1,199   $1,166         3
   Franchisee sales                          2,682    2,577         4
International Division
   Company sales                              $384     $400        (4)
   Franchisee sales                          1,984    1,735        14
China Division
   Company sales                              $227     $181        25
   Franchisee sales                            124      111        12
Worldwide
   Company sales                            $1,810   $1,747         4
   Franchisee sales                          4,790    4,423         8

(d)  Facility actions included the following:

                                                          Quarter
                                                     -----------------
                                                     3/19/05  3/20/04
                                                     -------- --------
Store closure costs                                       $4       $-
Asset impairment charges                                   5        1
Refranchising net losses (gains)                           2        8
                                                     -------- --------
Facility actions                                         $11       $9
                                                     ======== ========

(e) Other (income) expense primarily includes equity income from investments in unconsolidated affiliates.

(f) In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation (income) expense and AmeriServe and other charges (credits).

    The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

    Amounts recorded as Wrench litigation (income) expense and AmeriServe and other charges (credits) were not significant for neither the quarter ended March 19, 2005 nor the quarter ended March 20, 2004 and thus reconciliations of earnings before special items to net income have not been presented.

(g) For the quarter ended March 19, 2005, we repurchased approximately
    2.3 million shares of our Common Stock at an average price of $50 per share.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 19, 2005

                                                             Total
                               Unconsolidated              Excluding
                       Company   Affiliates   Franchisees Licensees(a)
                       ------- -------------- ----------- ------------
Total U.S.
Beginning of Year       4,989              -      13,482       18,471
 New Builds                19              -          49           68
 Acquisitions               -              -           -            -
 Refranchising            (11)             -           7           (4)
 Closures                 (29)             -         (91)        (120)
 Other                     (5)             -           -           (5)
                       ------- -------------- ----------- ------------
End of Quarter          4,963              -      13,447       18,410
                       ======= ============== =========== ============
% of Total                 27%             -          73%         100%


Total International Division
Beginning of Year       1,504          1,204       8,179       10,887
 New Builds                 3              2          96          101
 Acquisitions               -              -           -            -
 Refranchising             (3)             -           3            -
 Closures                 (11)            (6)        (46)         (63)
 Other                     (4)            (1)         13            8
                       ------- -------------- ----------- ------------
End of Quarter          1,489          1,199       8,245       10,933
                       ======= ============== =========== ============
% of Total                 14%            11%         75%         100%


Total China Division(b)(c)
Beginning of Year       1,250            458         197        1,905
 New Builds                90             26           3          119
 Acquisitions               -              -           -            -
 Refranchising              -              -           -            -
 Closures                  (3)            (2)          -           (5)
 Other                      -              -           4            4
                       ------- -------------- ----------- ------------
End of Quarter          1,337            482         204        2,023
                       ======= ============== =========== ============
% of Total                 66%            24%         10%         100%


Total Worldwide
Beginning of Year       7,743          1,662      21,858       31,263
 New Builds               112             28         148          288
 Acquisitions               -              -           -            -
 Refranchising            (14)             -          10           (4)
 Closures                 (43)            (8)       (137)        (188)
 Other                     (9)            (1)         17            7
                       ------- -------------- ----------- ------------
End of Quarter          7,789          1,681      21,896       31,366
                       ======= ============== =========== ============
% of Total                 25%             5%         70%         100%

(a) The total excludes 2,159 U.S. and 196 International Division licensee units. There are no licensee units in the China Division. The U.S. licensee unit count includes 1,224 Pizza Huts, 858 Taco Bells and 77 KFCs. The International Division licensee unit count includes 86 Pizza Huts, 63 KFCs, 46 Taco Bells and 1 Long John Silver's.

(b) Total China Division reflects activity in December 2004 and
    January and February 2005 for mainland China and activity in December 2004 and January 2005 for Thailand and KFC Taiwan.

(c) The first quarter totals include 3 Company-owned Taco Bell Grandes and 1 Company-owned East Dawning unit.


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 19, 2005

                            United States
----------------------------------------------------------------------
                                                               Total
                                                             Excluding
                                         Company Franchisees Licensees
                                         ------- ----------- ---------
Pizza Hut
Beginning of Year                         1,741       4,565     6,306
 New Builds                                   8          16        24
 Acquisitions                                 -           -         -
 Refranchising                               (8)          8         -
 Closures                                   (12)        (23)      (35)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,729       4,566     6,295
                                         ======= =========== =========
% of Total                                   27%         73%      100%


KFC
Beginning of Year                         1,248       4,202     5,450
 New Builds                                   3          20        23
 Acquisitions                                 -           -         -
 Refranchising                               (1)          1         -
 Closures                                    (5)        (25)      (30)
 Other                                       (5)          -        (5)
                                         ------- ----------- ---------
End of Quarter                            1,240       4,198     5,438
                                         ======= =========== =========
% of Total                                   23%         77%      100%


Taco Bell
Beginning of Year                         1,283       3,747     5,030
 New Builds                        -          10        10
 Acquisitions                                 -           -         -
 Refranchising                                -          (4)       (4)
 Closures                                    (2)        (21)      (23)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                            1,281       3,732     5,013
                                         ======= =========== =========
% of Total                                   26%         74%      100%


Long John Silver's
Beginning of Year                           700         500     1,200
 New Builds                                   8           2        10
 Acquisitions                                 -           -         -
 Refranchising                               (2)          2         -
 Closures                                    (8)         (7)      (15)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                              698         497     1,195
                                         ======= =========== =========
% of Total                                   58%         42%      100%


A&W
Beginning of Year                            17         468       485
 New Builds                                   -           1         1
 Acquisitions                                 -           -         -
 Refranchising                                -           -         -
 Closures                                    (2)        (15)      (17)
 Other                                        -           -         -
                                         ------- ----------- ---------
End of Quarter                               15         454       469
                                         ======= =========== =========
% of Total                                    3%         97%      100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 19, 2005

                        International Division
----------------------------------------------------------------------
                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC
Beginning of Year            726            439       4,854     6,019
 New Builds                    2              2          47        51
 Acquisitions                  -              -           -         -
 Refranchising                (1)             -           1         -
 Closures                     (3)            (2)        (16)      (21)
 Other                         1              -           1         2
                          ------- -------------- ----------- ---------
End of Quarter               725            439       4,887     6,051
                          ======= ============== =========== =========
% of Total                    12%             7%         81%      100%

Pizza Hut
Beginning of Year            766            765       2,903     4,434
 New Builds                    1              -          40        41
 Acquisitions                  -              -           -         -
 Refranchising                (2)             -           2         -
 Closures                     (8)            (4)        (22)      (34)
 Other                        (5)            (1)          9         3
                          ------- -------------- ----------- ---------
End of Quarter               752            760       2,932     4,444
                          ======= ============== =========== =========
% of Total                    17%            17%         66%      100%

A&W
Beginning of Year              -              -         209       209
 New Builds                    -              -           8         8
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                      -              -          (8)       (8)
 Other                         -              -          (1)       (1)
                          ------- -------------- ----------- ---------
End of Quarter                 -              -         208       208
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%

Taco Bell
Beginning of Year             12              -         180       192
 New Builds                    -              -           -         -
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                      -              -           -         -
 Other                         -              -           4         4
                          ------- -------------- ----------- ---------
End of Quarter                12              -         184       196
                          ======= ============== =========== =========
% of Total                     6%             -          94%      100%

Long John Silver's
Beginning of Year              -              -          33        33
 New Builds                    -              -           1         1
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                      -              -           -         -
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter                 -              -          34        34
                          ======= ============== =========== =========
% of Total                     -              -         100%      100%


                           Yum! Brands, Inc.
                   Restaurant Units Activity Summary
               For the Year to Date Ended March 19, 2005

                            China Division
----------------------------------------------------------------------
                                                               Total
                                  Unconsolidated             Excluding
                          Company   Affiliates   Franchisees Licensees
                          ------- -------------- ----------- ---------

KFC
Beginning of Year          1,025            458         174     1,657
 New Builds                   72             26           3       101
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                     (2)            (2)          -        (4)
 Other                         -              -           4         4
                          ------- -------------- ----------- ---------
End of Quarter             1,095            482         181     1,758
                          ======= ============== =========== =========
% of Total                    62%            28%         10%      100%

Pizza Hut
Beginning of Year            223              -          23       246
 New Builds                   16              -           -        16
 Acquisitions                  -              -           -         -
 Refranchising                 -              -           -         -
 Closures                     (1)             -           -        (1)
 Other                         -              -           -         -
                          ------- -------------- ----------- ---------
End of Quarter               238              -          23       261
                          ======= ============== =========== =========
% of Total                    91%             -           9%      100%

China Division includes mainland China, Thailand and KFC Taiwan.


                           Yum! Brands, Inc.
                 United States Multibrand Restaurants
               For the Year to Date Ended March 19, 2005

                                          United States(a)
                              ----------------------------------------
                                              Multibrand Restaurants
                                                    in Operation
                                                     at 3/19/05
                                              ------------------------
                              Gross Additions
                               Year to Date
                                  3/19/05     Company Franchise Total
                              --------------- ------- --------- ------
KFC
   Taco Bell                               2     181       491    672
   A&W                                     5     124       188    312
   Pizza Hut                               -      98        42    140
   Long John Silver's                     10      63        76    139
   Taco Bell/Pizza Hut 3n1                 -      19        23     42
   Wing Works                              -      26         -     26
                              --------------- ------- --------- ------
                                          17     511       820  1,331
Taco Bell
   Pizza Hut                               -     315       283    598
   Long John Silver's                      2      66        25     91
   Backyard Burgers                        -       9         -      9
   A&W                                     -       2         -      2
                              --------------- ------- --------- ------
                                           2     392       308    700
Pizza Hut
   WingStreet                             72     385        14    399
   KFC                                     -       -         4      4
   Pasta Bravo                             -       2         1      3
   Taco Bell                               -       -         1      1
   Wing Works                              -       1         -      1
                              --------------- ------- --------- ------
                                          72     388        20    408
Long John Silver's
   A&W                                    13     171       116    287
                              --------------- ------- --------- ------

Total                                    104   1,462     1,264  2,726
                              =============== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.

(a) Amounts do not reflect 184 International Division and 3 China
    Division multibrand units in operation at the end of the period.



MULTIMEDIA AVAILABLE:
http://www.businesswire.com/cgi-bin/mmg.cgi?eid=4868817


    CONTACT: Yum! Brands Inc.
             Analysts:
             Tim Jerzyk, Vice President Investor Relations
             888-298-6986
             or
             Quan Nghe, Director Investor Relations
             888-298-6986
             or
             Media:
             Amy Sherwood, Vice President Public Relations
             502-874-8200